Filed Pursuant to Rule 424(b)(3)

Registration No. 333-289486

Prospectus

Marti Technologies, Inc.

44,299,306 Ordinary Shares

This prospectus relates to the offer and sale by the selling securityholders or their permitted transferees (collectively, the “Selling Securityholders”) of up to 44,299,306 Class A ordinary shares, par value $0.0001 per share (“Ordinary Shares”), of Marti Technologies, Inc., an exempted company incorporated with limited liability under the laws of the Cayman Islands (the “Company”), consisting of (i) 25,497,843 Ordinary Shares issuable upon the conversion of $108,300,457 principal amount of convertible notes, including the aggregate principal amount of payment-in-kind interest (“PIK Interest”) issuable at maturity of such convertible notes (the “Convertible Notes”), and (ii) 18,801,463 Ordinary Shares issued to certain Selling Securityholders, which includes (A) 5,441,197 Ordinary Shares issued in connection with such Selling Securityholders’ subscription agreements with the Company and (B) 13,360,266 Ordinary Shares issued as equity compensation paid to the Company’s directors and in connection with incentive plans granted to founders. This prospectus also covers any additional securities that may become issuable by reason of share splits, share dividends or other similar transactions.

We are registering the offer and sale of the securities held by the Selling Securityholders, in some cases, to satisfy certain registration rights we have granted, and in other cases, to provide for resale by affiliates of the Company under the Securities Act. Subject to existing lockup or other restrictions on transfer, the Selling Securityholders may offer all or part of the securities for resale from time to time through public or private transactions, at either prevailing market prices or at privately negotiated prices. These securities are being registered to permit the Selling Securityholders to sell securities from time to time, in amounts, at prices and on terms determined at the time of offering. The Selling Securityholders may sell these securities through ordinary brokerage transactions, directly to market makers of our shares or through any other means described in the section titled “Plan of Distribution” herein. In connection with any sales of Ordinary Shares offered hereunder, the Selling Securityholders, any underwriters, agents, brokers or dealers participating in such sales may be deemed to be “underwriters” within the meaning of the Securities Act of 1933, as amended, or the “Securities Act.”

We are registering these securities for resale by the Selling Securityholders named in this prospectus, or their transferees, pledgees, donees or assignees or other successors-in-interest (that receive any of the shares as a gift, distribution, or other non-sale related transfer). We will not receive any proceeds from the sale of the securities by the Selling Securityholders.

Our Ordinary Shares are listed on the NYSE American Stock Exchange (“NYSE American”) under the trading symbol “MRT.” On August 20, 2025, the last reported sale price of our Ordinary Shares was $2.42 per share. We may amend or supplement this prospectus from time to time by filing amendments or supplements as required. You should read this entire prospectus and any amendments or supplements carefully before you make your investment decision. A prospectus supplement may also add, update or change information contained in this prospectus.

We are an “emerging growth company” and a “foreign private issuer” as defined under the Securities and Exchange Commission, or SEC, rules and will be subject to reduced public company reporting requirements for this prospectus and future filings. See “Prospectus Summary — Implications of Being an Emerging Growth Company and a Foreign Private Issuer.” Investing in our securities involves a high degree of risk. See “Risk Factors” beginning on page 5 of this prospectus and other risk factors contained in the documents incorporated by reference herein for a discussion of information that should be considered in connection with an investment in our securities. Neither the U.S. Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Prospectus dated August 21, 2025

You should rely only on the information contained in this prospectus or any supplement, as well as any information incorporated by reference herein or therein. Neither we nor the Selling Securityholders have authorized anyone else to provide you with different or additional information. The securities offered by this prospectus are being offered only in jurisdictions where the offer is permitted. You should not assume that the information in this prospectus or any supplement is accurate as of any date other than the date on the front of each document. Our business, financial condition, results of operations and prospects may have changed since that date.

Except as otherwise set forth in this prospectus, neither we nor the Selling Securityholders have taken any action to permit a public offering of these securities outside the United States or to permit the possession or distribution of this prospectus outside the United States. Persons outside the United States who come into possession of this prospectus must inform themselves about and observe any restrictions relating to the offering of these securities and the distribution of this prospectus outside the United States.

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ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the U.S. Securities and Exchange Commission, or the SEC, using a “shelf” registration process. By using a shelf registration statement, the Selling Securityholders may sell the securities described in this prospectus, from time to time, in one or more offerings as described in this prospectus. To the extent necessary, each time that the Selling Securityholders offer and sell securities, we or the Selling Securityholders will provide a prospectus supplement to this prospectus that contains specific information about the securities being offered and sold and the specific terms of that offering. To the extent permitted by law, we may also authorize one or more free writing prospectuses to be provided to you that may contain material information relating to these offerings. The prospectus supplement or free writing prospectus may also add, update or change information contained in this prospectus with respect to that offering. If there is any inconsistency between the information in this prospectus and the applicable prospectus supplement or free writing prospectus, you should rely on the prospectus supplement or free writing prospectus, as applicable. Before purchasing any securities, you should carefully read both this prospectus and the applicable prospectus supplement (and any applicable free writing prospectuses), together with the additional information described under the heading “Where You Can Find More Information; Incorporation by Reference.”

Neither we, nor the Selling Securityholders, have authorized anyone to provide you with any information or to make any representations other than those contained in this prospectus, any applicable prospectus supplement or any free writing prospectuses prepared by or on behalf of us or to which we have referred you. We and the Selling Securityholders take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. The Selling Securityholders will not make an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus and the applicable prospectus supplement to this prospectus is accurate only as of the date on its respective cover, that the information appearing in any applicable free writing prospectus is accurate only as of the date of that free writing prospectus, and that any information incorporated by reference is accurate only as of the date of the document incorporated by reference, unless we indicate otherwise. Our business, financial condition, results of operations and prospects may have changed since those dates. This prospectus incorporates by reference, and any prospectus supplement or free writing prospectus may contain and incorporate by reference, market data and industry statistics and forecasts that are based on independent industry publications and other publicly available information. Although we believe these sources are reliable, we do not guarantee the accuracy or completeness of this information and we have not independently verified this information. In addition, the market and industry data and forecasts that may be included or incorporated by reference in this prospectus, any prospectus supplement or any applicable free writing prospectus may involve estimates, assumptions and other risks and uncertainties and are subject to change based on various factors, including those discussed under the heading “Risk Factors” contained in this prospectus, the applicable prospectus supplement and any applicable free writing prospectus, and under similar headings in other documents that are incorporated by reference into this prospectus. Accordingly, investors should not place undue reliance on this information.

Unless otherwise stated or the context otherwise requires, all references in this subsection to the “Company,” “we,” “us”, “our” and “Marti” refer to Marti Technologies, Inc., an exempted company incorporated with limited liability under the laws of the Cayman Islands, and its subsidiaries. All references to “Galata” refer to Galata Acquisition Corp., an exempted company incorporated with limited liability under the laws of the Cayman Islands, prior to the Closing and references to “Marti Delaware” refer to Marti Technologies I Inc., a Delaware corporation (formerly known as Marti Technologies Inc.), and its subsidiaries.

WHERE YOU CAN FIND MORE INFORMATION; INCORPORATION BY REFERENCE

Available Information

We file reports and other information with the SEC. The SEC maintains a web site that contains reports, proxy and information statements and other information about issuers, such as us, who file electronically with the SEC. The address of that website is http://www.sec.gov.

You may also obtain information about us by visiting our website at www.marti.tech. The information on our website, however, is not, and should not be deemed to be, a part of this prospectus.

This prospectus and any prospectus supplement are part of a registration statement that we filed with the SEC and do not contain all of the information in the registration statement. The full registration statement may be obtained from the SEC or us, as provided below. Other documents establishing the terms of the offered securities are or may be filed as exhibits to the registration statement or documents incorporated by reference in the registration statement. Statements in this prospectus or any prospectus supplement about these documents are summaries and each statement is qualified in all respects by reference to the document to which it refers. You should refer to the actual documents for a more complete description of the relevant matters. You may inspect a copy of the registration statement through the SEC’s website, as provided above.

Incorporation by Reference

The SEC’s rules allow us to “incorporate by reference” information into this prospectus, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this prospectus, and subsequent information that we file with the SEC will automatically update and supersede that information. Any statement contained in this prospectus or a previously filed document incorporated by reference will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or a subsequently filed document incorporated by reference modifies or replaces that statement.

This prospectus and any accompanying prospectus supplement incorporate by reference the documents set forth below that have previously been filed with the SEC:

●	Our Annual Report on Form 20-F for the fiscal year ended December 31, 2024, filed with the SEC on April 29, 2025 (the “2024 Form 20-F”);

●	Our Reports on Form 6-K, furnished with the SEC on, March 3, 2025*, March 24, 2025*, May 19, 2025*, June 16, 2025*; and

●	The description of our Ordinary Shares contained in the 2024 Form 20-F and any amendment or report filed with the SEC for the purpose of updating the description.

*	In each case, excluding Exhibit 99.1 thereto.

All reports and other documents we subsequently file pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, which we refer to as the “Exchange Act” in this prospectus, prior to the termination of this offering, including all such documents we may file with the SEC after the date of the initial registration statement and prior to the effectiveness of the registration statement, but excluding any information furnished to, rather than filed with, the SEC, will also be incorporated by reference into this prospectus and deemed to be part of this prospectus from the date of the filing of such reports and documents. We may also incorporate by reference part or all of any reports on Form 6-K that we subsequently furnish to the SEC prior to the completion or termination of any offering by identifying in such Forms 6-K that such Form 6-K, or certain parts or exhibits of such Form 6-K, are being incorporated by reference into this prospectus, and any Form 6-K (or parts thereof) so identified shall be deemed to be incorporated by reference in this prospectus and to be a part of this prospectus from the date of submission of such document.

We will provide without charge to each person, including any beneficial owner, to whom this prospectus is delivered, upon his or her written or oral request, a copy of any or all documents referred to above which have been or may be incorporated by reference into this prospectus. You may obtain a copy of these documents by writing to or telephoning us at the following address:

Marti Technologies, Inc.

Buyukdere Cd. No:237

Maslak, 34485

Sariyer/Istanbul, Türkiye

Or

+0 (850)308 34 19

Exhibits to the filings will not be sent, however, unless those exhibits have specifically been incorporated by reference in this prospectus or any accompanying prospectus supplement.

CAUTIONARY NOTE REGARDING FORWARD LOOKING STATEMENTS

This prospectus, any accompanying prospectus supplement and the information incorporated by reference herein or therein include certain “forward-looking statements” within the meaning of Section 27A of the Securities Act, and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). These forward-looking statements can generally be identified by the use of forward-looking terminology, including the terms “believes,” “estimates,” “anticipates,” “expects,” “seeks,” “projects,” “intends,” “plans,” “may,” “will” or “should” or, in each case, their negative or other variations or comparable terminology. These forward-looking statements include all matters that are not historical facts. They appear in a number of places throughout this prospectus and include statements regarding our intentions, beliefs or current expectations concerning, among other things, results of operations, financial condition, liquidity, prospects, growth, strategies, future market conditions or economic performance and developments in the capital and credit markets and expected future financial performance, the markets in which we operate, as well as any information concerning possible or assumed future results of our operations.

The forward-looking statements contained in this prospectus, any accompanying prospectus supplement and the information incorporated by reference herein or therein are based on our current expectations and beliefs concerning future developments. There can be no assurance that future developments affecting us will be those that we have anticipated. Such forward-looking statements involve a number of risks, uncertainties (some of which are beyond our control) or other assumptions that may cause actual results or performance to be materially different from those expressed or implied by the forward-looking statements. Should one or more of these risks or uncertainties materialize, or should any of the assumptions prove incorrect, actual results may vary in material respects from those projected in forward-looking statements herein.

Many factors could cause actual results or performance to be materially different from those expressed or implied by the forward-looking statements in this prospectus, including without limitation: (i) the effect of the public listing of our securities on our business relationships, performance, financial condition and business generally, (ii) the outcome of any legal proceedings that may be instituted against us or our directors or officers, (iii) our ability to maintain the listing of our securities on the NYSE American, (iv) volatility in the price of our securities due to a variety of factors, including without limitation changes in the competitive and highly regulated industries in which we plan to operate, variations in competitors’ performance and success and changes in laws and regulations affecting our business, (v) our ability to implement business plans, forecasts, and other expectations, and identify opportunities, (vi) the risk of downturns in the highly competitive tech-enabled mobility services industry, (vii) our ability to build our brand and consumers’ recognition, acceptance and adoption of our brand, (viii) the risk that we may not be able to effectively manage our growth, including our design, research, development and maintenance capabilities, (ix) technological changes and risks associated with doing business in an emerging market, (x) risks relating to our dependence on and use of certain intellectual property and technology and (xi) other factors discussed under the section titled “Risk Factors” in this prospectus, which section is incorporated herein by reference.

The foregoing list of risk factors is not exhaustive. Should one or more of these risks or uncertainties materialize, or should any of our assumptions prove incorrect, actual results may vary in material respects from those projected in the forward-looking statements herein. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this prospectus or the applicable prospectus supplement or document incorporated herein or therein. We undertake no obligation, except as required by law, to revise publicly any forward-looking statement to reflect circumstances or events after the date of this prospectus, prospectus supplement or incorporated document or to reflect the occurrence of unanticipated events. You should, however, review the factors and risks described in the reports we will file from time to time with the Securities and Exchange Commission (the “SEC”) after the date of this prospectus or applicable prospectus supplement.

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PROSPECTUS SUMMARY

This summary highlights certain information about us, this offering and selected information contained elsewhere in this prospectus. This summary is not complete and does not contain all of the information that you should consider before deciding whether to invest in the securities covered by this prospectus. You should read the following summary together with the more detailed information in this prospectus, any related prospectus supplement and any related free writing prospectus, including the information set forth in the section titled “Risk Factors” in this prospectus, any related prospectus supplement and any related free writing prospectus in their entirety before making an investment decision. Some of the statements in this prospectus constitute forward-looking statements that involve risks and uncertainties. See “Cautionary Note Regarding Forward-Looking Statements” for more information.

The Company

Marti is Türkiye’s leading urban mobility platform, helping to solve the country’s transportation needs through tech-enabled services powered by a single mobility super app.

Marti aims to offer tech-enabled urban transportation services to riders across Türkiye through two service offerings in the country’s major metropolitan areas: ride-hailing and two-wheeled electric vehicles. Our ride-hailing service matches riders with car, motorcycle, and taxi drivers. Our two-wheeled electric vehicle service offers a shared mobility solution through a Company-owned and operated fleet of e-mopeds, e-bikes and e-scooters, with each transportation modality serving different distances, comfort levels, and price points. We are continuously exploring new service offerings to expand our customer base and establish ourselves as the preferred solution for all mobility needs.

Marti is the number one urban mobility app in Türkiye across iOS and Android, as measured by the total number of downloads among all apps in the urban mobility and ride-hailing and sharing, taxi-hailing and sharing category of both stores which serve within city rather than between city transportation.

Marti first launched its ride-hailing operations in October 2022, with car-hailing and motorcycle-hailing, later expanding to include taxi-hailing in February 2024. Since launch, our ride-hailing operations have rapidly grown into an at scale ride-hailing operator, delivering millions of rides through our technology-driven platform. In the first two years, we did not charge for our ride-hailing service, but rather managed our ride-hailing operations focused primarily on the growth of its operations through a dedicated team. In October 2024, we began monetizing our ride-hailing service in the form of driver subscription packages in which drivers may purchase the right to receive ride requests from riders. In January 2025, we launched a dynamic pricing model designed to improve service efficiency and enhance rider and driver satisfaction in our ride-hailing service by offering real-time fare adjustments and enhanced earnings for drivers based on supply and demand and reduced rider wait times. Our subscription package prices are set to dynamically adjust to reflect the level of real-time ride requests that Marti directs to its users.

As of December 31, 2024, our ride-hailing service has served 1.66 million unique riders and includes 262,000 registered drivers. Our ride-hailing service currently operates in four cities, İstanbul, Ankara, Antalya, and İzmir, with plans to expand into additional cities in 2025. Of our 262,000 registered drivers, 208,000 are in Türkiye’s largest city, Istanbul. This is in contrast to 20,311 taxis serving the city. With 10 times as many registered drivers as taxis serving the city of Istanbul, we are able to offer widespread availability across the city.

Complementing our ride-hailing service, Marti also operates Türkiye’s largest fully funded fleet of two-wheeled electric vehicles, including e-scooters, e-bikes, and e-mopeds. We provide access to our two-wheeled electric vehicles for our customers on a per-ride basis over the customer’s desired period of use. Since launching in March 2019, our fleet has expanded to more than 38,000 vehicles, serving the three major cities of Istanbul, Izmir, and Antalya. Our proprietary software and IoT infrastructure enable a seamless experience for riders and facilitate efficient fleet management. As of December 31, 2024, Marti has served over 109 million rides to more than 5.9 million unique riders using our ride-hailing or two-wheeled electric vehicle services. A unique rider is defined as a paying customer who has completed at least one ride across our ride-hailing or two-wheeled electric vehicle services.

We offer environmentally sustainable transportation services to our riders. Our ride-hailing service promotes shared trips and our rentable services are currently delivered via fully electric two-wheeled vehicles, contributing to reduced emissions in the cities where we operate. Our operations have helped us avoid approximately 941 tons of CO2 emissions in 2023, equivalent to the CO2 absorbed by approximately 43,000 mature trees.

We plan to continue to grow our existing urban transportation services, introduce additional forms of environmentally sustainable mobility services that are electric and/or shared, and leverage our existing scale and customer base to offer adjacent, tech-enabled services beyond transportation.

We believe our plan for sustainable growth positions our services to be an integral part of the transportation networks of the cities we serve, and of the lives of our customers.

Corporate Information

We are an exempted company limited by shares incorporated under the laws of the Cayman Islands on February 26, 2021, under the name Galata Acquisition Corp. Upon the closing of the Business Combination (as defined below) on July 10, 2023, we changed our name to Marti Technologies, Inc.

Our registered office is Stuarts Corporate Services Ltd., P.O. Box 2510, Kensington House, 69 Dr Roy’s Drive, George Town, Grand Cayman KY1-1104, and our principal executive office is Buyukdere Cd. No:237, Maslak, 34485, Sariyer/Istanbul, Türkiye. Our phone number is +0 (850) 308 34 19 and our website address is www.marti.tech. We do not incorporate the information contained on, or accessible through, our websites into this prospectus, and you should not consider it a part of this prospectus. The SEC maintains a website at www.sec.gov where you may access reports and other information that we file with or furnish electronically to the SEC. Our agent for service of process in the United States is Cogency Global Inc., 122 East 42nd Street, 18th Floor New York, NY 10168.

Implications of Being an Emerging Growth Company and a Foreign Private Issuer

We are an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”). As such, we are eligible to take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not “emerging growth companies,” including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), reduced disclosure obligations regarding executive compensation in our periodic reports, and exemptions from the requirements of holding a non-binding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved (to the extent applicable to a foreign private issuer). If some investors find our securities less attractive as a result, there may be a less active trading market for our securities and the prices of our securities may be more volatile.

We will remain an emerging growth company under the JOBS Act until the earliest of (a) the last day of our first fiscal year following the fifth anniversary of our initial public offering, (b) the last date of our fiscal year in which we have total annual gross revenue of at least $1.235 billion, (c) the date on which we are deemed to be a “large accelerated filer” under the rules of the SEC with at least $700.0 million of outstanding securities held by non-affiliates or (d) the date on which we have issued more than $1.0 billion in non-convertible debt securities during the previous three years. References herein to “emerging growth company” shall have the meaning associated with it in the JOBS Act.

We report under the Exchange Act as a non-U.S. company with foreign private issuer status. Even after we no longer qualify as an emerging growth company, as long as we qualify as a foreign private issuer under the Exchange Act we will be exempt from certain provisions of the Exchange Act that are applicable to U.S. domestic public companies, including, but not limited to:

●	the rules under the Exchange Act requiring domestic filers to issue financial statements prepared in accordance with U.S. GAAP;

●	the sections of the Exchange Act regulating the solicitation of proxies, consents or authorizations in respect of a security registered under the Exchange Act;

●	the sections of the Exchange Act requiring insiders to file public reports of their stock ownership and trading activities and liability for insiders who profit from trades made in a short period of time; and

●	the rules under the Exchange Act requiring the filing with the SEC of quarterly reports on Form 10-Q containing unaudited financial and other specific information, or current reports on Form 8-K, upon the occurrence of specified significant events.

We intend to take advantage of these exemptions until such time as we are no longer a foreign private issuer. We would cease to be a foreign private issuer at such time as (i) more than 50% of our outstanding voting securities are held by U.S. residents and (ii) any of the following three circumstances applies: (A) the majority of our executive officers or directors are U.S. citizens or residents, (B) more than 50% of our assets are located in the United States or (C) our business is administered principally in the United States.

Both foreign private issuers and emerging growth companies are also exempt from certain more stringent executive compensation disclosure rules. Thus, even if we no longer qualify as an emerging growth company but remain a foreign private issuer, we will continue to be exempt from the more stringent compensation disclosures required of companies that are not emerging growth companies and will continue to be permitted to follow our home country practice on such matters. In this prospectus and in the documents incorporated by reference in this prospectus, we have taken advantage of certain of the reduced reporting requirements as a result of being a foreign private issuer. Accordingly, the information contained in this prospectus and in the documents incorporated by reference in this prospectus may be different than the information you receive from other public companies in which you hold equity securities.

THE OFFERING

Securities being registered for resale by the Selling Securityholders named in the prospectus	Up to 44,299,306 Ordinary Shares.

Offering prices	The securities offered by this prospectus may be offered and sold at prevailing market prices, privately negotiated prices or such other prices as the Selling Securityholders may determine. See “Plan of Distribution.”

Ordinary shares issued and outstanding	78,708,475 Ordinary Shares as of July 15, 2025.
Use of proceeds	All of the Ordinary Shares offered by the Selling Securityholders pursuant to this prospectus will be sold by the Selling Securityholders for their respective amounts. We will not receive any of the proceeds from these sales.

Dividend policy	We have never declared or paid any cash dividends. Our board of directors (“Board”) will consider whether or not to institute a dividend policy. We currently intend to retain all available funds and future earnings, if any, to fund the development and growth of the business, and therefore, do not anticipate declaring or paying any cash dividends on our Ordinary Shares in the foreseeable future. We have not identified a paying agent. See “Dividend Policy.”

Risk factors	Prospective investors should carefully consider the section titled “Risk Factors,” the other information included in this prospectus, and the other risk factors contained in the documents incorporated by reference herein, including our 2024 Form 20-F for a discussion of factors you should carefully consider before deciding to invest in the securities offered hereby.

Market for our ordinary shares	Our Ordinary Shares are listed on the NYSE American under the symbol “MRT.”

RISK FACTORS

Investment in any securities offered pursuant to this prospectus and the applicable prospectus supplement involves risks. Before deciding whether to invest in our securities, you should carefully consider the risk factors described in our most recent Annual Report on Form 20-F incorporated by reference into this prospectus, our updates, if any, to those risk factors in our reports on Form 6-K incorporated by reference into this prospectus, all other information contained or incorporated by reference into this prospectus, as updated by our subsequent filings under the Exchange Act, and the risk factors and other information contained in the applicable prospectus supplement and any applicable free writing prospectus. The occurrence of any of these risks might cause you to lose all or part of your investment in the offered securities. There may be other unknown or unpredictable economic, business, competitive, regulatory or other factors that could have material adverse effects on our future results. Past financial performance may not be a reliable indicator of future performance, and historical trends should not be used to anticipate results or trends in future periods. If any of these risks actually occurs, our business, financial condition, results of operations or cash flow could be seriously harmed. This could cause the trading price of our securities to decline, resulting in a loss of all or part of your investment. Please also carefully read the section titled “Cautionary Note Regarding Forward- Looking Statements” included herein and included in our most recent Annual Report on Form 20-F and our updates, if any, to that section in our reports on Form 6-K incorporated by reference into this prospectus.

USE OF PROCEEDS

We are registering the resale of our securities by the Selling Securityholders. All of the Ordinary Shares offered by the Selling Securityholders pursuant to this prospectus and any applicable prospectus supplement will be sold by the Selling Securityholders for their respective accounts. We will not receive any of the proceeds from these sales.

The Selling Securityholders will pay all incremental selling expenses relating to the sale of their Ordinary Shares, including underwriters’ or agents’ commissions and discounts, brokerage fees, underwriter marketing costs and all reasonable fees and expenses of any legal counsel representing the Selling Securityholders, except that we will pay the reasonable fees and expenses of one legal counsel for the Selling Securityholders, in the event of an underwritten offering of their securities. We will bear all other costs, fees and expenses incurred in effecting the registration of the securities covered by this prospectus, including, without limitation, all registration and filing fees, printing and delivery fees, NYSE American listing fees and fees and expenses of our counsel and our accountants.

CAPITALIZATION AND INDEBTEDNESS

The following table sets forth our capitalization as of December 31, 2024.

The information in this table should be read in conjunction with the financial statements and notes thereto and other financial information included in this prospectus, any prospectus supplement or incorporated by reference in this prospectus. Marti’s historical results do not necessarily indicate our expected results for any future periods.

As of December 31, 2024
(US$ in thousands)
Cash and cash equivalents	5,149
Equity	(61,441)
Loans and borrowings (current)	4,556
Loans and borrowings (non-current)	70,119
Total debt	74,675
Total capitalization(1)	13,234

(1)	Total capitalization is equal to the sum of total equity and total debt.

DESCRIPTION OF SECURITIES

The following description of the material terms of our securities includes a summary of specified provisions of our Articles of Association. This description is qualified by reference to our Articles of Association, filed as Exhibit 3.1 to the registration statement of which this prospectus is a part and incorporated herein by reference. All capitalized terms used in this section are as defined in our Articles of Association, unless elsewhere defined herein.

We are authorized to issue 200,000,000 Ordinary Shares and 1,000,000 Preference Shares, $0.0001 par value each (“Preference Shares”). As of July 15, 2025 there were 78,708,475 Ordinary Shares issued and outstanding and no Preference Shares issued and outstanding.

Ordinary Shares

General

Holders of Ordinary Shares are entitled to one vote for each share held of record on all matters to be voted on by shareholders. Except as disclosed otherwise in this prospectus, none of the holders of the Ordinary Shares have different voting rights from the other holders after the completion of this offering.

Dividends

Subject to the foregoing, the payment of cash dividends in the future, if any, will be at the discretion of our Board and will depend upon such factors as earnings levels, capital requirements, contractual restrictions, our overall financial condition, available distributable reserves and any other factors deemed relevant by our Board. Under Cayman Islands law, a Cayman Islands company may pay a dividend out of either profits (including retained earnings) or share premium, provided that in no circumstances may a dividend be paid if this would result us being unable to pay its debts as they fall due in the ordinary course of its business.

Even if the Board decides to pay dividends, the form, frequency and amount will depend upon our future operations and earnings, capital requirements and surplus, general financial condition, contractual restrictions and other factors that the Board may deem relevant. In addition, we are a holding company and depend on the receipt of dividends and other distributions from our subsidiaries to pay dividends on Ordinary Shares. When making recommendations on the timing, amount and form of future dividends, if any, the Board will consider, among other things:

●	our results of operations and cash flow;

●	our expected financial performance and working capital needs;

●	our future prospects;

●	our capital expenditures and other investment plans;

●	other investment and growth plans;

●	dividend yields of comparable companies globally;

●	restrictions on payment of dividend that may be imposed on us by financing arrangements; and

●	the general economic and business conditions and other factors deemed relevant by the Board and statutory restrictions on the payment of dividends.

We are a holding company and depend on the receipt of dividends and other distributions from our subsidiaries to pay dividends on Ordinary Shares.

Liquidation

On a winding-up or other return of capital, subject to any special rights attaching to any other class of shares, holders of Ordinary Shares will be entitled to participate in any surplus assets in proportion to their shareholdings, held by them at the commencement of the winding-up, subject to a deduction from those shares in respect of which there are monies due, of all monies payable to us for unpaid calls or otherwise. Subject to the restrictions contained in our Articles of Association and the rules or regulations of the Designated Stock Exchange (as defined in our Articles of Association) or any relevant securities laws, any of our shareholders may transfer all or any of his or her Ordinary Shares by an instrument of transfer in the usual or common form or in a form prescribed by the Designated Stock Exchange or in any other form approved by our directors. However, the directors may, in their absolute discretion, decline to register any transfer of Ordinary Shares, subject to any applicable requirements imposed from time to time by the SEC and the Designated Stock Exchange.

Calls on Shares and Forfeiture of Shares

The Board may from time to time make calls upon shareholders for any amounts unpaid on their Ordinary Shares. Any Ordinary Shares that have been called upon and remain unpaid are, after a notice period, subject to forfeiture.

Subject to the terms of the allotment and issue of any Ordinary Shares, our Board may make calls upon such holders of Ordinary Shares in respect of any monies unpaid on such Ordinary Shares (whether in respect of par value or premium), and each holder of Ordinary Shares shall (subject to receiving at least fourteen clear days’ notice specifying the time or times of payment) pay to us at the time or times so specified the amount called on the Ordinary Shares. A call may be revoked or postponed, in whole or in part, as the directors may determine. A call may be required to be paid by installments. A person upon whom a call is made shall remain liable for calls made upon him or her notwithstanding the subsequent transfer of the Ordinary Shares in respect of which the call was made.

If a call or installment of a call remains unpaid after it has become due and payable the Board may give to the person from whom it is due not less than fourteen (14) clear days’ notice requiring payment of the amount unpaid together with any interest which may have accrued and any expenses incurred by us by reason of such non-payment. The notice shall specify where payment is to be made and shall state that if the notice is not complied with the Ordinary Shares in respect of which the call was made will be liable to be forfeited.

Redemption and Repurchase of Shares

Subject to the provisions of the Companies Act, we may issue shares that are to be redeemed or are liable to be redeemed at the option of us or the shareholder. The redemption of such shares will be effected in such manner and upon such other terms as our Board determine before the issue of the shares. We may also purchase our own shares (including any redeemable shares) on such terms and in such manner as the Board may determine and agree with the relevant shareholder(s). As of December 31, 2024, the company has not issued any shares that are to be redeemed or are liable to be redeemed at the option of the company or the shareholder.

Share Repurchase Program

In January 2024, our Board authorized a share repurchase program under which we may repurchase up to $2.5 million of our outstanding Class A ordinary shares with a ceiling price of $6.00 per share for the share repurchases (as amended, the “Repurchase Program”). Under the Repurchase Program, we may repurchase Class A ordinary shares in privately negotiated or open-market transactions in accordance with applicable securities laws and regulations, including Rule 10b-18 of the Securities Exchange Act of 1934, as amended. The Repurchase Program will terminate on October 9, 2025, but the Board may periodically review the Repurchase Program and decide to extend its terms or increase the authorized amount. The Repurchase Program may also be suspended or discontinued by the Board at any time. As of December 31, 2024, no Ordinary Shares have been repurchased under the Repurchase Program.

Exempted Company

We are an exempted company limited by shares incorporated under the laws of the Cayman Islands.

The Companies Act distinguishes between ordinary resident companies and exempted companies. Any company that is registered in the Cayman Islands but conducts business mainly outside of the Cayman Islands may apply to be registered as an exempted company. The requirements for an exempted company are essentially the same as for an ordinary company except for the exemptions and privileges listed below:

●	an exempted company does not have to file an annual return of its shareholders with the Registrar of Companies of the Cayman Islands;

●	an exempted company’s register of members is not open to inspection;

●	an exempted company does not have to hold an annual general meeting;

●	an exempted company may issue no par value shares;

●	an exempted company may obtain an undertaking against the imposition of any future taxation (such undertakings are usually given for 20 years in the first instance);

●	an exempted company may register by way of continuation in another jurisdiction and be deregistered in the Cayman Islands;

●	an exempted company may register as a limited duration company; and

●	an exempted company may register as a segregated portfolio company.

Directors

Voting

Our Articles of Association provide that our directors may vote on resolutions relating to any contract or proposed contract or arrangement in which he/she is interested (and count as part of the quorum at any meetings where any such contract or proposed contract or arrangement is being considered) provided the nature of that interest has been disclosed to the other directors in accordance with the terms of our Articles of Association. These provisions may be varied by a shareholders’ special resolution to make corresponding amendments to our Articles of Association.

The above is also subject to (i) the Board’s ongoing adherence to their fiduciary duties (including to act in the best interests of the company) and (ii) certain limited scenarios provided in our Articles of Association.

Appointment and removal

Our Articles of Association provide that the number of directors shall be fixed by the directors from time to time, but shall not be less than one director. So long as the Ordinary Shares are listed on the Designated Stock Exchange (as defined in our Articles of Association), the board of directors shall include such number of “independent directors” as the relevant rules applicable to the listing of any Ordinary Shares on the Designated Stock Exchange require, including applicable exemptions.

Our Articles of Association provide that our directors are to be divided into three (3) classes designated as Class I, Class II, and Class III, respectively. At the 2025 annual general meeting, the Class III directors are to be elected for a full term of three (3) years. At the 2026 annual general meeting, the Class I directors are to be elected for a full term of three (3) years. At the 2027 annual general meeting, the Class II directors are to be elected for a full term of three (3) years. At each succeeding annual general meeting, our directors are to be elected for a full term of three (3) years to succeed our directors of the class whose terms expire at such annual general meeting. No decrease in the number of directors constituting our directors is to shorten the term of any incumbent director.

Our directors, by the affirmative vote of a simple majority of the remaining directors present and voting at a meeting of the directors, even if less than a quorum, shall have the power from time to time and at any time to appoint any person as a director to fill a casual vacancy on the Board or as an addition to the existing Board, subject to our Articles of Association, the rules and regulations of the Designated Stock Exchange (as defined in our Articles of Association), the SEC and/or any other competent regulatory authority or otherwise under Applicable Law (as defined in our Articles of Association). A director appointed to fill a vacancy in accordance with the Articles of Association is to be of the same class of director as the director he or she replaced. Any such appointed director shall hold office until the expiration of his or her term, until his or her successor shall have been duly elected and qualified or until his or her earlier death, resignation, or removal.

A director may be removed from office by our shareholders by Special Resolution (as defined in our Articles of Association) only for cause (“cause” for removal of a director shall be deemed to exist only if (a) the director whose removal is proposed has been convicted of an arrestable offence by a court of competent jurisdiction and such conviction is no longer subject to direct appeal; (b) such director has been found by the affirmative vote of a majority of the directors then in office at any regular or extraordinary general meeting of the Board called for that purpose, or by a court of competent jurisdiction, to have been guilty of willful misconduct in the performance of such director’s duties to us in a matter of substantial importance to us; or (c) such director has been adjudicated by a court of competent jurisdiction to be mentally incompetent, which mental incompetency directly affects such director’s ability to perform his or her obligations as a director) at any time before the expiration of his or her term, notwithstanding anything in our Articles of Association or in any agreement between us and such director (but without prejudice to any claim for damages under such agreement).

Our Articles of Association provide that the office of a director shall be vacated if the director: (i) becomes bankrupt or makes any arrangement or composition with his or her creditors; (ii) dies or is found to be or becomes of unsound mind; (iii) resigns his or her office by notice in writing to the Company; (iv) is prohibited by applicable law or the Designated Stock Exchange (as defined in our Articles of Association), the SEC and/or any other competent regulatory authority or otherwise under Applicable Law (as defined in the Articles of Association) from being a director; (v) without special leave of absence from the directors, is absent from meetings of the directors for six (6) consecutive months and the directors resolve that his or her office be vacated; or (vi) if he or she shall be removed from office pursuant to our Articles of Association.

Our Articles of Association do not provide a set age requirement regarding the retirement of our directors or (subject to any shareholders’ ordinary resolution to the contrary) any shareholding requirement for directors to be appointed. Nominations of any person for election to the Board at an annual general meeting or at an extraordinary general meeting (but only if the election of directors is a matter specified in the notice of meeting given by or at the direction of the person calling such extraordinary general meeting) may be made at such meeting only (i) by or at the direction of the Board, including by any committee or persons authorized to do so by the Board or under the Articles of Association, or (ii) by a shareholder present in person who was a record owner of shares both at the time of giving the notice and at the time of the meeting is entitled to vote at the meeting, and has complied with our Articles of Association as to such notice and nomination.

Enforceability of Civil Liability under Cayman Islands Law

The courts of the Cayman Islands are unlikely (i) to recognize, or enforce against us, judgments of courts of the United States predicated upon the civil liability provisions of the securities laws of the United States or any State; and (ii) in original actions brought in the Cayman Islands, to impose liabilities against us predicated upon the civil liability provisions of the federal securities laws of the United States or any state, so far as the liabilities imposed by those provisions are penal in nature. In those circumstances, although there is no statutory enforcement in the Cayman Islands of judgments obtained in the United States, the courts of the Cayman Islands will recognize and enforce a foreign money judgment of a foreign court of competent jurisdiction without retrial on the merits based on the principle that a judgment of a competent foreign court imposes upon the judgment debtor an obligation to pay the sum for which judgment has been given provided certain conditions are met. For a foreign judgment to be enforced in the Cayman Islands, such judgment must be final and conclusive and for a liquidated sum, and must not be in respect of taxes or a fine or penalty, inconsistent with a Cayman Islands judgment in respect of the same matter, impeachable on the grounds of fraud or obtained in a manner, and or be of a kind the enforcement of which is, contrary to natural justice or the public policy of the Cayman Islands (awards of punitive or multiple damages may well be held to be contrary to public policy). A Cayman Islands Court may stay enforcement proceedings if concurrent proceedings are being brought elsewhere.

Anti-Money Laundering — Cayman Islands

In order to comply with legislation or regulations aimed at the prevention of money laundering, we may be required to adopt and maintain anti-money laundering procedures, and may require subscribers to provide evidence to verify their identity. Where permitted, and subject to certain conditions, we may also delegate the maintenance of our anti-money laundering procedures (including the acquisition of due diligence information) to a suitable person.

We reserve the right to request such information as is necessary to verify the identity of a subscriber. In the event of delay or failure on the part of the subscriber in producing any information required for verification purposes, we may refuse to accept the application, in which case any funds received will be returned without interest to the account from which they were originally debited.

We also reserve the right to refuse to make any redemption payment to a shareholder if directors or officers suspect or are advised that the payment of redemption proceeds to such shareholder might result in a breach of applicable anti-money laundering or other laws or regulations by any person in any relevant jurisdiction, or if such refusal is considered necessary or appropriate to ensure compliance with any such laws or regulations in any applicable jurisdiction.

If any person in the Cayman Islands knows or suspects or has reasonable grounds for knowing or suspecting that another person is engaged in criminal conduct or money laundering or is involved with terrorism or terrorist financing and property and the information for that knowledge or suspicion came to their attention in the course of business in the regulated sector, or other trade, profession, business or employment, the person will be required to report such knowledge or suspicion to (i) the Financial Reporting Authority of the Cayman Islands, pursuant to the Proceeds of Crime Act (As Revised) of the Cayman Islands if the disclosure relates to criminal conduct or money laundering, or (ii) a police officer of the rank of constable or higher, or the Financial Reporting Authority, pursuant to the Terrorism Act (As Revised) of the Cayman Islands, if the disclosure relates to involvement with terrorism or terrorist financing and property.

Such a report shall not be treated as a breach of confidence or of any restriction upon the disclosure of information imposed by any enactment or otherwise.

Data Protection — Cayman Islands

We have certain duties under the Data Protection Act (As Revised) of the Cayman Islands (the “Data Protection Act”) based on internationally accepted principles of data privacy.

Privacy Notice Introduction

This privacy notice puts our shareholders on notice that through your investment in the Company you will provide us with certain personal information which constitutes personal data within the meaning of the Data Protection Act (“personal data”). In the following discussion, the “company” refers to us and our affiliates and/or delegates, except where the context requires otherwise.

Investor Data

We will collect, use, disclose, retain and secure personal data to the extent reasonably required only and within the parameters that could be reasonably expected during the normal course of business. We will only process, disclose, transfer or retain personal data to the extent legitimately required to conduct our activities of on an ongoing basis or to comply with legal and regulatory obligations to which we are subject. We will only transfer personal data in accordance with the requirements of the Data Protection Act, and will apply appropriate technical and organizational information security measures designed to protect against unauthorized or unlawful processing of the personal data and against the accidental loss, destruction or damage to the personal data.

In our use of this personal data, we will be characterized as a “data controller” for the purposes of the Data Protection Act, while our affiliates and service providers who may receive this personal data from us in the conduct of our activities may either act as our “data processors” for the purposes of the Data Protection Act or may process personal information for their own lawful purposes in connection with services provided to us.

We may also obtain personal data from other public sources. Personal data includes, without limitation, the following information relating to a shareholder and/or any individuals connected with a shareholder as an investor: name, residential address, email address, contact details, corporate contact information, signature, nationality, place of birth, date of birth, tax identification, credit history, correspondence records, passport number, bank account details, source of funds details and details relating to the shareholder’s investment activity.

Who this Affects

If you are a natural person, this will affect you directly. If you are a corporate investor (including, for these purposes, legal arrangements such as trusts or exempted limited partnerships) that provides us with personal data on individuals connected to you for any reason in relation your investment in the company, this will be relevant for those individuals and you should transmit the content of this Privacy Notice to such individuals or otherwise advise them of its content.

How We May Use a Shareholder’s Personal Data

We, as the data controller, may collect, store and use personal data for lawful purposes, including, in particular:

●	where this is necessary for the performance of our rights and obligations under any purchase agreements;

●	where this is necessary for compliance with a legal and regulatory obligation to which we are subject (such as compliance with anti-money laundering and FATCA/CRS requirements); and/or

●	where this is necessary for the purposes of our legitimate interests and such interests are not overridden by your interests, fundamental rights or freedoms.

Should we wish to use personal data for other specific purposes (including, if applicable, any purpose that requires your consent), we will contact you.

Why We May Transfer Your Personal Data

In certain circumstances we may be legally obliged to share personal data and other information with respect to your shareholding with the relevant regulatory authorities such as the Cayman Islands Monetary Authority or the Tax Information Authority. They, in turn, may exchange this information with foreign authorities, including tax authorities.

We anticipate disclosing personal data to persons who provide services to us and their respective affiliates (which may include certain entities located outside the United States, the Cayman Islands or the European Economic Area), who will process your personal data on our behalf.

The Data Protection Measures We Take

Any transfer of personal data by us or our duly authorized affiliates and/or delegates outside of the Cayman Islands shall be in accordance with the requirements of the Data Protection Act.

We and our duly authorized affiliates and/or delegates shall apply appropriate technical and organizational information security measures designed to protect against unauthorized or unlawful processing of personal data, and against accidental loss or destruction of, or damage to, personal data.

We shall notify you of any personal data breach that is reasonably likely to result in a risk to your interests, fundamental rights or freedoms or those data subjects to whom the relevant personal data relates.

SELLING SECURITYHOLDERS

The Selling Securityholders listed in the table below may from time to time offer and sell any or all of the Ordinary Shares set forth below pursuant to this prospectus.

When we refer to the “Selling Securityholders” in this prospectus, we refer to the persons listed in the table below, and the pledgees, donees, transferees, assignees, successors and other permitted transferees that hold any of the Selling Securityholders’ interest in the Ordinary Shares after the date of this prospectus. With respect to the Convertible Shares, we have assumed (i) the aggregate principal amount of PIK Interest issuable at maturity and (ii) the maximum conversion ratio for the outstanding Convertible Notes.

The following table sets forth certain information provided by or on behalf of the Selling Securityholders concerning the Ordinary Shares that may be offered from time to time by each Selling Securityholder pursuant to this prospectus. The Selling Securityholders identified below may have sold, transferred or otherwise disposed of all or a portion of their securities after the date on which they provided us with information regarding their securities. Moreover, the securities identified below include only the securities being registered for resale and may not incorporate all shares deemed to be beneficially held by the Selling Securityholders. Any changed or new information given to us by the Selling Securityholders, including regarding the identity of, and the securities held by, each Selling Securityholders, will be set forth in a prospectus supplement or amendments to the registration statement of which this prospectus is a part, if and when necessary. See “Plan of Distribution.”

We cannot advise you as to whether the Selling Securityholders will in fact sell any or all of their Ordinary Shares. The Selling Securityholders may offer all or part of the Ordinary Shares for resale from time to time through public or private transactions, at either prevailing market prices or at privately negotiated prices. Because the Selling Securityholders may offer all, some or none of their securities, no definitive estimate as to the number of Ordinary Shares that will be held by the Selling Securityholders after an offering can be provided. We will not receive any of the proceeds from the sale of the Ordinary Shares sold by the Selling Securityholders.

The information in the table below is based upon information provided by the Selling Securityholders. Unless otherwise indicated, the address of each person named below is Buyukdere Cd. No:237, Maslak, 34485, Sariyer/Istanbul, Türkiye.

	Securities Owned Before the Offering		Securities Owned After the Offering
Name of Selling Securityholder	Ordinary Shares	Securities to be Sold (1)	Ordinary Shares	%(2)
Agah Ugur(3)	324,084	50,120	273,964	*
AutoTech Fund II, L.P.(4)	1,540,585	71,898	1,486,687	1.9
Esra Unluaslan Durgun(5)	13,405,517	5,927,567	7,477,950	9.5
European Bank for Reconstruction and Development(6)	3,876,300	143,792	3,732,508	4.7
Oguz Alper Oktem(7)	12,964,340	5,486,390	7,477,950	9.5
Seher Sena Oktem(8)	1,490,630	697,365	793,265	1.0
Sumed Equity Ltd.(9)	8,782,185	152,817	8,629,368	11.0
New Holland Tactical Alpha Fund LP(10)	4,832,701	4,832,701	--	*
405 MSTV I LP(11)	28,717,254	17,820,946	10,896,308	13.8
Keystone Group, L.P.(12)	7,573,998	1,279,963	6,294,035	8.0
Gramercy Emerging Markets Dynamic Credit Fund(13)	757,403	127,999	629,404	*
Gramercy Multi-Asset Fund LP(14)	2,966,897	191,997	2,774,900	3.5
Funds managed by Weiss Asset Management LP(15) BGO +BIP	5,342,031	926,784	4,415,247	5.6
Farragut Square Global Master Fund, LP(16)	17,470,366	4,938,330	12,532,036	15.9
Callaway Capital Management, LLC(17)	1,395,919	451,813	944,106	1.2
Daniel Freifeld(18)	773,374	773,374	--	*
Douglas Lute(19)	149,236	149,236	--	*
Kerry Healey(20)	160,854	160,854	--	*
Alex Spiro(21)	4,210	4,210	--	*
Yousef Hammad(22)	111,150	111,150	--	*

(*)	Less than 1%

(1)	The amounts set forth in this column are the number of Ordinary Shares that may be offered by such Selling Securityholder using this prospectus. These amounts do not represent any other Ordinary Shares that the Selling Securityholder may own beneficially or otherwise.

(2)	Assumes the securityholder does not sell any of the other Ordinary Shares that it beneficially owns as of the date of this prospectus. The percentage of the Company’s Ordinary Shares beneficially owned is computed on the basis of 78,708,475 Ordinary Shares issued and outstanding as of July 15, 2025.

(3)	Mr. Ugur currently serves on the Company’s board of directors. The Securities to be Sold includes 324,084 Ordinary Shares issued and outstanding held by the Selling Securityholder.

(4)	The Securities to be Sold includes 71,898 Ordinary Shares reflecting shares issuable to the Selling Securityholder upon the conversion of the Convertible Notes through maturity. The address of the entity or individual listed above is 525 Middlefield Road, Suite 130 Menlo Park, California, USA 94025.

(5)	The Securities to be Sold includes 5,927,567 Ordinary Shares issued and outstanding held by the Selling Securityholder. These shares are held directly by Mr. Durgun’s spouse, Esra Unluaslan Durgun. Therefore, Mr. Durgun may be deemed to share beneficial ownership of the shares held by Esra Unluaslan Durgun. Mr. Durgun disclaims beneficial ownership of such shares.

(6)	The Securities to be Sold includes 143,792 Ordinary Shares reflecting shares issuable to the Selling Securityholder upon the conversion of the Convertible Notes through maturity. The business address of European Bank for Reconstruction and Development is 5 Bank Street, London, E14 4BG United Kingdom.

(7)	Mr. Öktem currently serves as the Company's Chief Executive Officer and on the Company's board of directors. The Securities to be Sold includes 5,486,390 Ordinary Shares issued and outstanding held by the Selling Securityholder.

(8)	The Securities to be Sold includes 697,365 Ordinary Shares issued and outstanding held by the Selling Securityholder.

(9)	The Securities to be Sold includes 152,817 Ordinary Shares reflecting shares issuable to the Selling Securityholder upon the conversion of the Convertible Notes through maturity. The business address of Sumed Equity Ltd is Office 105, One Central Building 4, Dubai, United Arab Emirates.

(10)	The Securities to be Sold includes (i) 3,560,749 Ordinary Shares reflecting shares issuable to the Selling Securityholder upon the conversion of the Convertible Notes through maturity and (ii) 1,271,952 Ordinary Shares issued and outstanding held by the Selling Securityholder. The address of the entity or individual listed above is PO Box 309, Ugland House, Grand Cayman KY1-1104, Cayman Islands.

(11)	The Securities to be Sold includes (i) 13,906,714 Ordinary Shares reflecting shares issuable to the Selling Securityholder upon the conversion of the Convertible Notes through maturity and (ii) 3,914,232 Ordinary Shares issued and outstanding held by the Selling Securityholder. The address of the entity or individual listed above is PO Box 309, Ugland House, Grand Cayman KY1-1104, Cayman Islands.

(12)	The Securities to be Sold includes 1,279,963 Ordinary Shares reflecting shares issuable to the Selling Securityholder upon the conversion of the Convertible Notes through maturity. Keystone MGP, LLC, a Delaware limited liability company, is the managing general partner of Keystone Group, L.P. FW Live Oak Holdings, LLC, a Delaware limited liability company, is the sole member of Keystone MGP, LLC. FW GP Holdco, LLC, a Delaware limited liability company, is the sole manager of FW Live Oak Holdings, LLC. Jay H. Hebert is the managing member of FW GP Holdco, LLC. Mr. Hebert disclaims beneficial ownership of such shares. The address of the entities and individual listed above is 201 Main Street, Suite 3100, Fort Worth, Texas 76102.

(13)	The Securities to be Sold includes 127,999 Ordinary Shares reflecting shares issuable to the Selling Securityholder upon the conversion of the Convertible Notes through maturity. The address of the entity or individual listed above is 20 Dayton Ave, Greenwich, CT 06830.

(14)	The Securities to be Sold includes 191,997 Ordinary Shares reflecting shares issuable to the Selling Securityholder upon the conversion of the Convertible Notes through maturity. The address of the entity or individual listed above is 20 Dayton Ave, Greenwich, CT 06830.

(15)	The Securities to be Sold includes 926,784 ordinary shares reflecting shares issuable to the Selling Securityholder upon conversion of the Convertible Notes through maturity. Andrew Weiss is the Manager of WAM GP LLC, which is the general partner of Weiss Asset Management LP, the investment manager of Brookdale Global Opportunity Fund ("BGO") and Brookdale International Partners, L.P. (“BIP”). WAM GP LLC is also the Manager of BIP GP LLC, the general partner of BIP. Mr. Weiss has voting and dispositive power with respect to the securities held by the BGO and BIP. Mr. Weiss, WAM GP LLC, Weiss Asset Management LP and BIP GP LLC each disclaim beneficial ownership of the shares held by BGO and BIP, except to the extent of their respective pecuniary interests therein. The business address of the foregoing entities is c/o Weiss Asset Management, 222 Berkeley Street, 16th Floor, Boston, MA 02116.

(16)	The Securities to be Sold includes (i) 4,704,692 Ordinary Shares reflecting shares issuable to the Selling Securityholder upon the conversion of the Convertible Notes through maturity and (ii) 233,638 Ordinary Shares issued and outstanding held by the Selling Securityholder. The principal business address of the Farragut Investor Entities is 2001 S. Street NW, Suite 320, Washington DC 20009.

(17)	The Securities to be Sold includes (i) 430,438 Ordinary Shares reflecting shares issuable to the Selling Securityholder upon the conversion of the Convertible Notes through maturity and (ii) 21,375 Ordinary Shares issued and outstanding held by the Selling Securityholder. The address of the entity or individual listed above is 818 18th Avenue South, Suite 925, Nashville, TN 37203.

(18)	Mr. Freifeld currently serves on the Company’s board of directors. The Securities to be Sold includes 773,374 Ordinary Shares issued and outstanding held by the Selling Securityholder.

(19)	Mr. Lute currently serves on the Company’s board of directors. The Securities to be Sold includes 149,236 Ordinary Shares issued and outstanding held by the Selling Securityholder.

(20)	Ms. Healey currently serves on the Company’s board of directors. The Securities to be Sold includes 160,854 Ordinary Shares issued and outstanding held by the Selling Securityholder.

(21)	Mr. Spiro currently serves on the Company’s board of directors. The Securities to be Sold includes 4,210 Ordinary Shares issued and outstanding held by the Selling Securityholder.

(22)	Mr. Hammad served on the Company's board of directors until his resignation in December 19, 2024. The Securities to be Sold includes 111,150 Ordinary Shares issued and outstanding held by the Selling Securityholder. He is also a director and partner of, or has a financial interest in, Sumed Equity Ltd and its affiliates. As such, Mr. Hammad may be deemed to have or share beneficial ownership of the shares held by Sumed Equity Ltd.

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following discussion is a summary of certain material U.S. federal income tax considerations generally applicable to the purchase, ownership and disposition of our Ordinary Shares. All prospective holders of our Ordinary Shares should consult their tax advisors with respect to the U.S. federal, state, local and non-U.S. tax consequences of the ownership and disposition of our Ordinary Shares.

This discussion is not a complete analysis of all potential U.S. federal income tax consequences relating to the ownership and disposition of our Ordinary Shares. This summary is based upon current provisions of the U.S. Internal Revenue Code of 1986, as amended, which we refer to as the Code, existing U.S. Treasury Regulations promulgated thereunder, published administrative pronouncements and rulings of the U.S. Internal Revenue Service, which we refer to as the IRS, and judicial decisions, all as in effect as of the date of this prospectus. These authorities are subject to change and differing interpretation, possibly with retroactive effect. Any change or differing interpretation could alter the tax consequences to holders described in this discussion. There can be no assurance that a court or the IRS will not challenge one or more of the tax consequences described herein, and we have not obtained, nor do we intend to obtain, a ruling with respect to the U.S. federal income tax consequences to a holder of the ownership or disposition of our Ordinary Shares.

We assume in this discussion that a holder holds our Ordinary Shares as a “capital asset” within the meaning of Section 1221 of the Code (generally, property held for investment). This discussion does not address all aspects of U.S. federal income taxation that may be relevant to a particular holder in light of that holder’s individual circumstances, nor does it address any alternative minimum, Medicare contribution, estate or gift tax consequences, or any aspects of U.S. state, local or non-U.S. taxes or any other U.S. federal tax laws. This discussion also does not address consequences relevant to holders subject to special tax rules, such as:

●	holders that own, or are deemed to own, more than 5% of our capital stock (except to the extent specifically set forth below);

●	corporations that accumulate earnings to avoid U.S. federal income tax;

●	tax-exempt organizations;

●	governmental organizations;

●	banks, financial institutions, investment funds, insurance companies, brokers, dealers or traders in securities, commodities or currencies;

●	regulated investment companies or real estate investment trusts;

●	persons that have a “functional currency” other than the U.S. dollar;

●	tax-qualified retirement plans;

●	holders who hold or receive our Ordinary Shares pursuant to the exercise of employee stock options or otherwise as compensation;

●	holders holding our Ordinary Shares as part of a hedge, straddle or other risk reduction strategy, conversion transaction or other integrated investment;

●	holders deemed to sell our Ordinary Shares under the constructive sale provisions of the Code; or

●	passive foreign investment companies, controlled foreign corporations, and certain former U.S. citizens or long-term residents.

In addition, this discussion does not address the tax treatment of partnerships (or entities or arrangements that are treated as partnerships for U.S. federal income tax purposes) or persons that hold our Ordinary Shares through such partnerships. If a partnership, including any entity or arrangement treated as a partnership for U.S. federal income tax purposes, holds our Ordinary Shares, the U.S. federal income tax treatment of a partner in such partnership will generally depend upon the status of the partner and the activities of the partnership. Such partners and partnerships should consult their tax advisors regarding the tax consequences of the ownership and disposition of our Ordinary Shares.

For purposes of this discussion, a “U.S. Holder” means a beneficial owner of our Ordinary Shares that is, for U.S. federal income tax purposes:

●	an individual who is a citizen or resident of the United States;

●	a corporation, or an entity treated as a corporation for U.S. federal income tax purposes, created or organized in the United States or under the laws of the United States or of any state thereof or the District of Columbia;

●	an estate, the income of which is subject to U.S. federal income tax regardless of its source; or

●	a trust if (a) a U.S. court can exercise primary supervision over the trust’s administration and one or more U.S. persons have the authority to control all of the trust’s substantial decisions or (b) the trust has a valid election in effect under applicable U.S. Treasury Regulations to be treated as a U.S. person.

For purposes of this discussion, a “non-U.S. Holder” is a beneficial owner of our Ordinary Shares that is neither a U.S. Holder nor a partnership or an entity or arrangement treated as a partnership for U.S. federal income tax purposes.

Treatment as a Domestic Corporation for U.S. Federal Income Tax Purposes

Even though we are organized as an exempted company incorporated with limited liability under the laws of the Cayman Islands, as a result of the Merger, we believe we are treated as a domestic corporation for U.S. federal income tax purposes pursuant to Section 7874 of the Code. As such, we will generally be subject to U.S. federal income tax as if we were organized under the laws of the United States or a state thereof. The remaining discussion contained in this “Material U.S. Federal Income Tax Considerations” assumes that we will be treated as a domestic corporation for all U.S. federal income tax purposes.

Tax Considerations Applicable to U.S. Holders

Taxation of Distributions

If we pay distributions (other than certain distributions of our stock or rights to acquire our stock) to U.S. Holders of our Ordinary Shares, such distributions generally will constitute dividends for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Distributions in excess of our current and accumulated earnings and profits will constitute a return of capital that will be applied against and reduce (but not below zero) the U.S. Holder’s adjusted tax basis in our Ordinary Shares. Any remaining excess will be treated as gain realized on the sale or other disposition of the Ordinary Shares and will be treated as described under “— Tax Considerations Applicable to U.S. Holders — Gain or Loss on Sale, Taxable Exchange or Other Taxable Disposition of Ordinary Shares” below.

Dividends we pay to a U.S. Holder that is a taxable corporation will generally qualify for the dividends received deduction if the requisite holding period is satisfied. With certain exceptions (including dividends treated as investment income for purposes of investment interest deduction limitations), and provided certain holding period requirements are met, dividends we pay to a non-corporate U.S. Holder will generally constitute “qualified dividends” that under current law will be subject to tax at long- term capital gains rates. If the holding period requirements are not satisfied, a corporation may not be able to qualify for the dividends received deduction and would have taxable income equal to the entire dividend amount, and non-corporate holders may be subject to tax on such dividend at ordinary income tax rates instead of the preferential rates that apply to qualified dividend income.

Gain or Loss on Sale, Taxable Exchange or Other Taxable Disposition of Ordinary Shares

A U.S. Holder generally will recognize gain or loss on the sale, taxable exchange or other taxable disposition of our Ordinary Shares. Any such gain or loss will be capital gain or loss, and will be long-term capital gain or loss if the U.S. Holder’s holding period for the Ordinary Shares so disposed of exceeds one year. The amount of gain or loss recognized will generally be equal to the difference between (1) the sum of the amount of cash and the fair market value of any property received in such disposition and (2) the U.S. Holder’s adjusted tax basis in its Ordinary Shares so disposed of. A U.S. Holder’s adjusted tax basis in its Ordinary Shares will generally equal the U.S. Holder’s acquisition cost for such Ordinary Shares, less any prior distributions treated as a return of capital. Long-term capital gains recognized by non-corporate U.S. Holders are generally eligible under current law for reduced rates of tax. If the U.S. Holder’s holding period for the Ordinary Shares so disposed of is one year or less, any gain on a sale or other taxable disposition of the shares would be subject to short-term capital gain treatment and would be taxed at ordinary income tax rates. The deductibility of capital losses is subject to limitations.

Information Reporting and Backup Withholding.

In general, information reporting requirements may apply to distributions paid to a U.S. Holder and to the proceeds of the sale or other disposition of our Ordinary Shares, unless the U.S. Holder is an exempt recipient. Backup withholding may apply to such payments if the U.S. Holder fails to provide a taxpayer identification number (or furnishes an incorrect taxpayer identification number) or a certification of exempt status, or has been notified by the IRS that it is subject to backup withholding (and such notification has not been withdrawn).

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules will be allowed as a credit against a U.S. Holder’s U.S. federal income tax liability and may entitle such holder to a refund, provided the required information is timely furnished to the IRS. Taxpayers should consult their tax advisors regarding their qualification for an exemption from backup withholding and the procedures for obtaining such an exemption.

Tax Considerations Applicable to Non-U.S. Holders

Taxation of Distributions

In general, any distributions we make to a non-U.S. Holder of shares on our Ordinary Shares, to the extent paid out of our current or accumulated earnings and profits (as determined under U.S. federal income tax principles), will constitute dividends for U.S. federal income tax purposes and, provided such dividends are not effectively connected with the non-U.S. Holder’s conduct of a trade or business within the United States, be subject to U.S. federal income tax withholding from the gross amount of the dividend at a rate of 30%, unless such non-U.S. Holder is eligible for a reduced rate of withholding tax under an applicable income tax treaty and provides proper certification of its eligibility for such reduced rate (usually on an IRS Form W-8BEN or W-8BEN-E, as applicable). Any distribution not constituting a dividend will be treated first as reducing (but not below zero) the non-U.S. Holder’s adjusted tax basis in our Ordinary Shares and, to the extent such distribution exceeds the non-U.S. Holder’s adjusted tax basis, as gain realized from the sale or other disposition of the Ordinary Shares, which will be treated as described under “Tax Considerations Applicable to Non-U.S. Holders — Gain on Sale, Exchange or Other Taxable Disposition of Ordinary Shares” below.

Dividends we pay to a non-U.S. Holder that are effectively connected with such non-U.S. Holder’s conduct of a trade or business within the United States (or if a tax treaty applies are attributable to a U.S. permanent establishment or fixed base maintained by the non-U.S. Holder) will generally not be subject to U.S. withholding tax, provided such non-U.S. Holder complies with certain certification and disclosure requirements (generally by providing an IRS Form W-8ECI). Instead, such dividends generally will be subject to U.S. federal income tax, net of certain deductions, at the same individual or corporate rates applicable to U.S. Holders. If the non-U.S. Holder is a corporation, dividends that are effectively connected income may also be subject to a “branch profits tax” at a rate of 30% (or such lower rate as may be specified by an applicable income tax treaty).

Gain on Sale, Exchange or Other Taxable Disposition of Ordinary Shares

A non-U.S. Holder generally will not be subject to U.S. federal income or withholding tax in respect of gain recognized on a sale, taxable exchange or other taxable disposition of our Ordinary Shares, unless:

●	the gain is effectively connected with the conduct of a trade or business by the non-U.S. Holder within the United States (and, if an applicable tax treaty so requires, is attributable to a U.S. permanent establishment or fixed base maintained by the non-U.S. Holder);

●	the non-U.S. Holder is an individual who is present in the United States for 183 days or more in the taxable year of disposition and certain other conditions are met; or

●	we are or have been a “United States real property holding corporation,” or USRPHC, for U.S. federal income tax purposes at any time during the shorter of the five- year period ending on the date of disposition or the period that the non-U.S. Holder held our Ordinary Shares and certain other conditions are met.

Gain described in the first bullet point above will be subject to tax at generally applicable U.S. federal income tax rates as if the non-U.S. Holder were a U.S. Holder. Any gains described in the first bullet point above of a non-U.S. Holder that is a foreign corporation may also be subject to an additional “branch profits tax” at a 30% rate (or lower applicable treaty rate). Gain described in the second bullet point above will generally be subject to a flat 30% U.S. federal income tax. Non-U.S. Holders are urged to consult their tax advisors regarding possible eligibility for benefits under income tax treaties. We do not believe we currently are or will become a USRPHC, however there can be no assurance in this regard. Non-U.S. Holders are urged to consult their tax advisors regarding the application of these rules.

Information Reporting and Backup Withholding.

Distributions on our Ordinary Shares to non-U.S. Holders and the amount of tax, if any, withheld with respect to those payments must be reported annually to the IRS and to the non-U.S. Holders. Copies of the information returns reporting such distributions and withholding may also be made available to the tax authorities in a country in which the non-U.S. Holder resides under the provisions of an applicable income tax treaty. A non-U.S. Holder may have to comply with certification procedures to establish that it is not a United States person in order to avoid backup withholding requirements. The certification procedures required to claim a reduced rate of withholding under a treaty generally will satisfy the certification requirements necessary to avoid the backup withholding as well. Backup withholding is not an additional tax. The amount of any backup withholding from a payment to a non-U.S. Holder will be allowed as a credit against such holder’s U.S. federal income tax liability and may entitle such holder to a refund, provided that the required information is timely furnished to the IRS.

Foreign Account Tax Compliance Act

Sections 1471 through 1474 of the Code (commonly referred to as the “Foreign Account Tax Compliance Act” or “FATCA”) and Treasury Regulations and administrative guidance promulgated thereunder impose a U.S. federal withholding tax of 30% on certain payments paid to a foreign financial institution (as specifically defined by applicable rules) unless such institution enters into an agreement with the U.S. government to withhold on certain payments and to collect and provide to the U.S. tax authorities substantial information regarding U.S. account holders of such institution (which includes certain equity holders of such institution, as well as certain account holders that are foreign entities with U.S. owners).

FATCA also generally imposes a federal withholding tax of 30% on certain payments to a non-financial foreign entity unless such entity provides the withholding agent with either a certification that it does not have any substantial direct or indirect U.S. owners or provides information regarding substantial direct and indirect U.S. owners of the entity. An intergovernmental agreement between the United States and an applicable foreign country may modify these requirements. The withholding tax described above will not apply if the foreign financial institution or non-financial foreign entity otherwise qualifies for an exemption from the rules.

FATCA withholding currently applies to payments of dividends. The U.S. Treasury Department has released proposed regulations which, if finalized in their present form, would eliminate the federal withholding tax of 30% applicable to the gross proceeds of a disposition of our Ordinary Shares. In its preamble to such proposed regulations, the U.S. Treasury Department stated that taxpayers may generally rely on the proposed regulations until final regulations are issued. Investors are encouraged to consult with their own tax advisors regarding the possible implications of FATCA on their investment in our Ordinary Shares.

CERTAIN MATERIAL TURKIYE TAX CONSIDERATIONS

The following summary contains a description of the material Türkiye income tax consequences relating to the acquisition, ownership and disposition of the Ordinary Shares, and should not be construed as professional legal or tax advice as it does not consider any investor’s particular circumstances. You should consult your own tax advisor concerning the tax consequences of your particular situation, as well as any tax consequences that may arise under the laws of any state, local, foreign or other taxing jurisdiction.

Each investor should consult their advisors on the possible tax consequences of investing in our securities under the laws of their country of citizenship, residence or domicile.

Türkiye Tax Considerations

The following discussion is a general summary of certain Türkiye tax considerations relating to an investment in our securities by Türkiye-resident individuals or corporations, where the securities will not be held by non-residents in connection with the conduct of a trade or business through a permanent establishment in Türkiye, which may be deemed to be constituted either by the existence of a fixed place of business or appointment of a permanent representative. It is for general information only and based upon laws and relevant interpretations of the Republic of Türkiye that are in effect as at the date of this prospectus, which is subject to prospective and retroactive change — references to “resident” in this section refer to tax residents of Türkiye, and references to “non-resident” in this section refer to persons who are not tax residents of Türkiye.

The discussion below is intended only to provide general information to prospective investors, and does not purport to be comprehensive nor to address all Turkish legal matters which may be relevant to make a decision to make an investment in, ownership or disposition of our securities. In addition, it does not describe any tax consequences arising under the laws of any taxing jurisdiction other than the Republic of Türkiye.

Residents and persons otherwise subject to Turkish taxation, non-residents realizing gains from the sale or disposition of our securities to residents (whether individuals or legal entities) and non-residents realizing income from their commercial and business activities in Türkiye (whether individuals or legal entities) are advised to consult their own tax advisors in determining any consequences to them of the sale or disposition of our securities.

Tax Status of Shareholders

Under Türkiye income tax laws, there are two types of tax status in determination of income tax liabilities of taxpayers: “Residents” are subject to Turkish income taxation on their worldwide income as taxpayers with full liability, and “non-Residents” who are considered taxpayers with limited liability are subject to Turkish income taxation on their taxable income sourced from the Republic of Türkiye (i.e., Türkiye-sourced income), if applicable.

Real persons are considered residents for Türkiye tax purposes if (i) they are domiciled in Türkiye in accordance with the Turkish Civil Code, or (ii) excluding temporary departures, they stay in Türkiye for more than six months in a calendar year. If neither of the given two conditions is satisfied, real persons are considered non-residents for Türkiye tax purposes.

Legal entities are treated as residents for Türkiye tax purposes if they are incorporated in Türkiye under relevant Turkish laws, or if their effective places of management are in Türkiye despite the fact that they are incorporated outside of Türkiye. If neither of the given two conditions is satisfied, legal entities are considered non-residents for Türkiye tax purposes.

Income Taxation in Türkiye

The current income tax rate for individuals ranges from 15% to 40%, applied on a progressive-basis, depending on the level of individual’s aggregate gross income in a given calendar year.

The rate of corporate (income) tax has been recently increased to fund the recovery from major earthquakes that struck Türkiye in February 2023, to 25% for private entities, and to 30% for financial sector companies, both flat, as per the Law No. 7456, as published in the Official Gazette dated July 15, 2023 and numbered 32249.

Capital Gains

Capital gains are treated as Türkiye-sourced income if the transaction leading to the gains is concluded in Türkiye, the payment for consideration is made in Türkiye or the payment is accounted for in Türkiye even if the payment is made outside of Türkiye. The term “accounted for” means that a payment is made in Türkiye, or if the payment is made abroad, it is recorded in the books in Türkiye or is made from the profits of the payer or the person on whose behalf the payment is made in Türkiye.

Shareholders who are not residents of Türkiye (i.e., our shareholders who are non-residents) for Türkiye tax purposes, and who do not engage in trade or business through a permanent establishment in Türkiye, will not be subject to Türkiye income taxes on gains realized on the sale or disposition of our securities, unless transferred to a resident of Türkiye. Capital gains realized on such a sale by a non-resident individual or corporation may be subject to income tax and/or corporate tax in Türkiye if the sale is made to a resident of Türkiye by such non-resident holder, depending on the holding period of the securities immediately prior to the sale — bilateral tax treaty provisions are reserved.

The holding period criterion for taxation of non-residents’ income in Türkiye depends on applicable provisions stipulated in the relevant bilateral income tax treaty concluded with Türkiye, if any. Since capital gains are not taxed through withholding, any capital gain sourced in Türkiye with respect to the securities may be subject to declaration. No shareholder will be deemed to be resident or domiciled in Türkiye for the purposes of local income taxation simply by virtue of holding our securities.

Dividends

Payments of dividends in respect of the securities will be subject to income or corporate taxation in Türkiye at full rates in the hands of individual or legal entities, respectively. Resident individuals are required to file an annual tax return for their dividend income, and if the amount of dividends exceeds the monetary threshold in the law (TRY 18,000 for the year 2025) together with certain other income subject to declaration, the entire amount should be declared in the annual tax return. Withholding tax charged elsewhere (i.e., in a jurisdiction other than Türkiye) on the gross amount of dividends that are subject to taxation in Türkiye through declaration, if any, is, in principle, available for a credit against income or corporate tax calculated on the tax return under Türkiye laws.

GAINS DERIVED FROM THE DISPOSAL OF THE SECURITIES WILL BE SUBJECT TO INCOME OR CORPORATE TAXATION IN TÜRKIYE AT FULL RATES IN THE HANDS OF INDIVIDUAL OR LEGAL ENTITIES, RESPECTIVELY — EXEMPTIONS ARE RESERVED FOR CORPORATE TAXPAYERS, AND PRICE INDEXATION MAY SERVE TO REDUCE TAXABLE GAINS TO BE CALCULATED IN LOCAL CURRENCY (TRY) TERMS.

CERTAIN MATERIAL CAYMAN ISLANDS TAX CONSIDERATIONS

The following description is not intended to constitute a complete analysis of all tax consequences relating to the acquisition, ownership and disposition of the Ordinary Shares and should not be construed as legal or professional tax advice. You should consult your own tax advisor concerning the tax consequences of your particular situation, as well as any tax consequences that may arise under the laws of any state, local, foreign or other taxing jurisdiction.

Prospective investors should consult their advisors on the possible tax consequences of investing in our securities under the laws of their country of citizenship, residence or domicile.

Cayman Islands Tax Considerations

The following is a discussion on certain Cayman Islands income tax consequences of an investment in our securities. The discussion is a general summary of present law, which is subject to prospective and retroactive change. It is not intended as tax advice, does not consider any investor’s particular circumstances, and does not consider tax consequences other than those arising under Cayman Islands law.

Under Existing Cayman Islands Laws

Any payments of dividends and capital in respect of our securities will not be subject to taxation in the Cayman Islands and no withholding will be required on the payment of a dividend or capital to any holder of the securities nor will gains derived from the disposal of the securities within the Cayman Islands be subject to Cayman Islands income or corporate tax. The Cayman Islands currently has no income, corporate or capital gains tax and no estate duty, inheritance tax or gift tax.

No stamp duty is payable in respect of the issue of Ordinary Shares or on an instrument of transfer in respect of such shares. However, an instrument of transfer in respect of shares is stampable if executed in or brought into the Cayman Islands.

We have been incorporated under the laws of the Cayman Islands as an exempted company limited by shares and, as such, have applied for and received an undertaking from the Financial Secretary of the Cayman Islands dated March 3, 2021 in substantially the following form:

The Tax Concessions Act

(As Revised)

Undertaking as to Tax Concessions

In accordance with the provision of Section 6 of The Tax Concessions Act (As Revised), the Financial Secretary undertakes with Galata:

1.	That no law which is hereafter enacted in the Islands imposing any tax to be levied on profits, income, gains or appreciations shall apply to us or our operations; and

2.	In addition, that no tax to be levied on profits, income, gains or appreciations or which is in the nature of estate duty or inheritance tax shall be payable:

2.1	On or in respect of our shares, debentures or other obligations; or

2.2	by way of the withholding in whole or part, of any relevant payment as defined in Section 6(3) of the Tax Concessions Act (As Revised).

These concessions shall be for a period of 20 years from the date hereof.

PLAN OF DISTRIBUTION

We are registering the resale by the Selling Securityholders named in this prospectus, including their donees, pledgees, transferees or their successors, of 44,299,306 Ordinary Shares.

We will not receive any proceeds from any sale by the Selling Securityholders of the Ordinary Shares being registered for resale hereunder. We will bear all costs, expenses and fees in connection with the registration of the securities offered by this prospectus, including, without limitation, all registration and filing fees, NYSE American listing fees and fees and expenses of our counsel and our independent registered public accountants. The Selling Securityholders will bear all incremental selling expenses, including commissions, brokerage fees and other similar selling expenses.

The Selling Securityholders may offer and sell, from time to time, some or all of the securities covered by this prospectus. As used herein, “Selling Securityholders” includes donees, pledgees, transferees or other successors-in-interest (as a gift, pledge, partnership distribution or other non-sale related transfer) selling securities received after the date of this prospectus from the Selling Securityholders. We have registered the securities covered by this prospectus for offer and sale so that those securities may be freely sold to the public by the Selling Securityholders. Registration of the securities covered by this prospectus does not mean, however, that those securities necessarily will be offered or resold by the Selling Securityholders. The Selling Securityholders will act independently of us in making decisions with respect to the timing, manner and size of each sale.

The Selling Securityholders may use any one or more of the following methods when disposing of their Ordinary Shares or interests therein:

●	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

●	one or more underwritten offerings;

●	block trades in which the broker-dealer will attempt to sell their shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction;

●	purchases by a broker-dealer as principal and resale by the broker-dealer for its accounts;

●	an exchange distribution in accordance with the rules of the applicable exchange;

●	through trading plans entered into by a Selling Securityholder pursuant to Rule 10b5-1 under the Exchange Act that are in place at the time of an offering pursuant to this prospectus and any applicable prospectus supplement hereto that provide for periodic sales of their shares on the basis of parameters described in such trading plans;

●	privately negotiated transactions;

●	short sales effected after the date of the registration statement of which this prospectus forms a part is declared effective by the SEC;

●	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

●	in market transactions, including transactions on a national securities exchange or quotations service or over-the-counter market;

●	directly to one or more purchasers;

●	through agents;

●	broker-dealers may agree with the Selling Securityholders to sell a specified number of their shares at a stipulated price per share;

●	a combination of any such methods of sale; or

●	any other method permitted pursuant to applicable law.

In addition, a Selling Securityholder that is an entity may elect to make a pro rata in-kind distribution of securities to its members, partners or shareholders pursuant to the registration statement of which this prospectus is a part by delivering a prospectus with a plan of distribution. Such members, partners or shareholders would thereby receive freely tradeable securities pursuant to the distribution through a registration statement. To the extent a distributee is an affiliate of ours (or to the extent otherwise required by law), we may file a prospectus supplement in order to permit the distributees to use the prospectus to resell the securities acquired in the distribution.

The Selling Securityholders also may transfer the securities in other circumstances, in which case the transferees, pledgees or other successors-in-interest will be the selling beneficial owners for purposes of this prospectus. Upon being notified by a Selling Securityholder that a donee, pledgee, transferee, other successor-in-interest intends to sell our securities, we will, to the extent required, promptly file a supplement to this prospectus to name specifically such person as a Selling Securityholder.

The Selling Securityholders and any underwriters, broker-dealers or agents that participate in the sale of our Ordinary Shares or interests therein may be “underwriters” within the meaning of Section 2(a)(11) of the Securities Act. Any discounts, commissions, concessions or profit they earn on any resale of shares of our Ordinary Shares may be underwriting discounts and commissions under the Securities Act. If any Selling Securityholder is an “underwriter” within the meaning of Section 2(a)(11) of the Securities Act, then the Selling Securityholder will be subject to the prospectus delivery requirements of the Securities Act. Underwriters and their controlling persons, dealers and agents may be entitled, under agreements entered into with us and the Selling Securityholders, to indemnification against and contribution toward specific civil liabilities, including liabilities under the Securities Act.

There can be no assurance that the Selling Securityholders will sell all or any of the securities offered by this prospectus. In addition, the Selling Securityholders may also sell securities under Rule 144 under the Securities Act, if available, or in other transactions exempt from registration, rather than under this prospectus.

The Selling Securityholders have the sole and absolute discretion not to accept any purchase offer or make any sale of securities if they deem the purchase price to be unsatisfactory at any particular time.

Upon our being notified by any Selling Securityholder that any material arrangement has been entered into with a broker-dealer for the sale of securities offered hereby through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer, a supplement to this prospectus will be filed, if required, pursuant to Rule 424(b) under the Securities Act, disclosing:

●	the name of the participating broker-dealer(s);

●	the specific securities involved;

●	the initial price at which such securities are to be sold;

●	the commissions paid or discounts or concessions allowed to such broker-dealers(s), where applicable; and

●	other facts material to the transaction.

The Selling Securityholders may enter into hedging transactions with broker-dealers or other financial institutions. In connection with such transactions, broker-dealers or other financial institutions may engage in short sales of the securities offered hereby or of securities convertible into or exchangeable for such securities in the course of hedging positions they assume with the Selling Securityholders. The Selling Securityholders may also enter into options or other transactions with broker-dealers or other financial institutions which require the delivery to such broker-dealers or other financial institutions of the securities offered by this prospectus, which securities such broker-dealer or other financial institution may resell pursuant to this prospectus (as amended or supplemented to reflect such transaction).

A Selling Securityholder may enter into derivative transactions with third parties, or sell securities not covered by this prospectus to third parties in privately negotiated transactions. If the applicable prospectus supplement indicates, in connection with those derivatives, the third parties may sell the Securities covered by this prospectus and the applicable prospectus supplement, including in short sale transactions. If so, the third party may use securities pledged by any Selling Securityholder or borrowed from any Selling Securityholder or others to settle those sales or to close out any related open borrowings of shares, and may use securities received from any Selling Securityholder in settlement of those derivatives to close out any related open borrowings of shares. The third party in such sale transactions will be an underwriter and will be identified in the applicable prospectus supplement (or a post-effective amendment). In addition, any Selling Securityholder may otherwise loan or pledge the Securities to a financial institution or other third party that in turn may sell the Securities short using this prospectus. Such financial institution or other third party may transfer its economic short position to investors in our securities or in connection with a concurrent offering of other securities.

To the extent required, we will use our best efforts to file one or more supplements to this prospectus to describe any material information with respect to the plan of distribution not previously disclosed in this prospectus or any material change to such information.

In compliance with the guidelines of the Financial Industry Regulatory Authority (“FINRA”), the aggregate maximum discount, commission, fees or other items constituting underwriting compensation to be received by any FINRA member or independent broker-dealer will not exceed 8% of the gross proceeds of any offering pursuant to this prospectus and any applicable prospectus supplement.

We have agreed to indemnify the Selling Securityholders against certain liabilities, including liabilities under the Securities Act. The Selling Securityholders have agreed to indemnify us in certain circumstances against certain liabilities, including certain liabilities under the Securities Act. The Selling Securityholders may indemnify any broker or underwriter that participates in transactions involving the sale of the securities against certain liabilities, including liabilities arising under the Securities Act.

ENFORCEABILITY OF CIVIL LIABILITIES UNDER U.S. SECURITIES LAWS

We are a Cayman Islands exempted company and substantially all of our assets are located outside of the United States. Substantially all of our current operations are conducted Türkiye. In addition, most of our directors and officers reside outside the United States. As a result, it may be difficult for you to effect service of process within the United States upon these persons. It may also be difficult for you to enforce in Türkiye or Cayman Islands courts judgments obtained in U.S. courts based on the civil liability provisions of the U.S. federal securities laws against us and our officers and directors, most of whom are not residents in the United States and the substantial majority of whose assets are located outside of the United States. It may be difficult or impossible for you to bring an action against us in the Cayman Islands if you believe your rights under the U.S. securities laws have been infringed. In addition, there is uncertainty as to whether the courts of the Cayman Islands or Türkiye would recognize or enforce judgments of U.S. courts against us or such persons predicated upon the civil liability provisions of the securities laws of the United States or any state and it is uncertain whether such Cayman Islands or Türkiye courts would hear original actions brought in the Cayman Islands or Türkiye against us or such persons predicated upon the securities laws of the United States or any state.

Our registered office address in the Cayman Islands is c/o Stuarts Corporate Services Ltd., P.O. Box 2510, Kensington House, 69 Dr Roy’s Drive, George Town, Grand Cayman KY1-1104.

We have irrevocably appointed Cogency Global Inc. as our agent to receive service of process in any action against us in any U.S. federal or state court arising out of this offering or any purchase or sale of securities in connection with this offering. The address of our agent is 122 E 42nd St., 18th Floor, New York, New York 10168.

Our authorized representative in the United States for this offering as required pursuant to Section 6(a) of the Securities Act is Cogency Global Inc., 122 East 42nd Street, 18th Floor New York, NY 10168.

EXPERTS

The consolidated financial statements of Marti for the fiscal year ended December 31, 2024 and for the one-year period ended December 31, 2024, have been incorporated in this prospectus by reference to Marti’s Annual Report on Form 20-F for the year ended December 31, 2024 in reliance upon the report of Grant Thornton Audit and Accounting Limited (Dubai Branch), an independent registered public accounting firm, appearing therein, and upon the authority of said firm as experts in accounting and auditing. The registered address of Grant Thornton Audit and Accounting Limited (Dubai Branch) is The Offices 5 Level 3, Office 303 One Central, DWTC, Dubai, P.O. 1620 United Arab Emirates.

The consolidated financial statements of Marti as of December 31, 2023, and for each of the years in the two-year period ended December 31, 2023, have been incorporated by reference herein in reliance upon the report of KPMG Bağımsız Denetim ve SMMM AŞ, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing. The registered address of KPMG Bağımsız Denetim ve SMMM AŞ is İş Kuleleri, Kule 3, Kat:2-9, 34330 Levent, İstanbul.

LEGAL MATTERS

Stuarts Humphries has passed upon the validity of the securities offered by this prospectus with respect to the Ordinary Shares and matters of Cayman Islands law.

EXPENSES RELATED TO THE OFFERING

We estimate that our expenses in connection with the offer and sale of our securities by the Selling Securityholders, will be as follows:

Expenses

Amount
SEC registration fee*	$16,277.34
FINRA filing fee	**
Printing and engraving expenses	**
Legal fees and expenses	**
Accounting fees and expenses	**
Total*	$16,277.34

*	Previously paid.
**	These fees are calculated based on the securities offered and the number of issuances and accordingly cannot be defined at this time.

Under agreements to which we are party with the Selling Securityholders, we have agreed to bear all expenses relating to the registration of the resale of the securities pursuant to this prospectus.